Exhibit 99.2

2005 Q3 Executive Incentive Compensation Plan

On July 28, 2005, the Compensation Committee of the Company’s Board of Directors approved the 2005 Q3 Executive Incentive Compensation Plan for Jeffrey A. Pullen, Chief Operating Officer — U.S. This plan allows for a maximum bonus payment of $75,000 for the quarter-ended September 30, 2005 if certain quarterly revenue and operating profit targets are met.